Exhibit 99.1

Pope Resources Reports Third Quarter Net Income of $920,000

POULSBO, Wash.--(BUSINESS WIRE)--October 28, 2009--Pope Resources (Nasdaq:POPE) reported net income attributable to unitholders of $920,000, or $0.20 per diluted ownership unit, on revenue of $6.6 million for the third quarter ended September 30, 2009. This compares to a net loss attributable to unitholders of $23,000, or $0.01 per diluted ownership unit, on revenue of $7.4 million for the comparable period in 2008.

Net income attributable to unitholders for the nine months ended September 30, 2009 totaled $104,000, or $0.02 per diluted ownership unit, on revenue of $15.3 million. Net income for the corresponding period in 2008 totaled $2.6 million, or $0.54 per diluted ownership unit, on revenue of $25.0 million.

Cash provided by operations for the quarter ended September 30, 2009 was $835,000, compared to $1.6 million for the third quarter of 2008. For the nine months ended September 30, 2009, cash used by operations was $240,000, compared to cash provided by operations of $5.7 million for year-to-date 2008 results.

“While we have seen some modest improvements relative to earlier in the year, the third quarter was punctuated by continued weakness in markets for both logs and residential lots,” said David L. Nunes, President and CEO. “We entered 2009 targeting a total harvest of 37 million board feet (MMBF), nearly 30% below our estimated long-term sustainable harvest level of 52 MMBF. With depressed log markets across our full product mix, we decided during the third quarter to both throttle back our harvest by an additional 5 MMBF and to further target lower valued stands with a heavier mix of pulpwood volume. Accordingly, through the first three quarters of 2009, we have harvested 22 MMBF, or 69%, of a revised projected annual harvest of 32 MMBF. By way of comparison, last year at this time we had harvested 36 MMBF on the way to a total 2008 harvest of 38 MMBF.”

The financial results for the third quarter were dominated by the closing of a $3.3 million conservation easement sale on 2,290 acres of our Hood Canal tree farm, which contributed $3.1 million to net income. This conservation easement sale represents the culmination of nearly 5 years of effort and will restrict future development on the property while allowing for the continued growth and harvest of timber. We also completed the refinancing of one of our existing timberland mortgages which will decrease interest expense going forward but for the current quarter resulted in $1.1 million of interest expense associated with the early retirement of that mortgage.

Fee Timber operating income in the third quarter declined 62%, from $917,000 in 2008 to $352,000 in 2009. This drop was driven by a 45% reduction in our harvest volume, from nearly 12 MMBF in 2008 to 6 MMBF in 2009, coupled with a 21% decline in average realized log price, from $489 per thousand board feet (MBF) in 2008 to $388 per MBF in 2009. A portion of this log price decline is due to our decision to harvest lower valued stands in the third quarter of 2009 compared to those we harvested a year earlier. As a result, our pulpwood percentage doubled from 22% of total harvest volume in 2008 to 44% in 2009.

For the first nine months of 2009, Fee Timber operating income declined by more than two-thirds, from $6.2 million in 2008 to $2.0 million in 2009. This decline was driven by the combined effect of a 38% drop in harvest volumes, from 36 MMBF in 2008 to 22 MMBF in 2009, and a 20% decrease in average realized log price, which dropped from $507 per MBF in 2008 to $407 per MBF in 2009.

Our Timberland Management & Consulting segment posted an operating loss of $158,000 for the third quarter of 2009, approximating the operating loss of $123,000 for the corresponding quarter in 2008. For the nine months ended September 30, 2009, this segment’s operating loss of $203,000 represented an improvement on the prior year’s operating loss of $444,000 due in large part to a reduction in expense associated with forming our second timberland investment fund as well as other cost management efforts within the segment.

Revenue and operating income generated by the Real Estate segment increased for both the nine months and quarter ended September 30, 2009 versus the comparable periods in the prior year due to the aforementioned $3.3 million conservation easement sale. Revenue increased 89%, from $2.4 million to $4.6 million for the first nine months of the year while operating income increased to $2.1 million in 2009 compared to an operating loss of $767,000 in 2008.

General & Administrative expenses for the first nine months of 2009 declined 13% to $2.5 million, compared to $2.9 million in the prior year. This improvement was driven primarily by cost-cutting measures put in place at the end of the first quarter in anticipation of a relatively long-lasting period of economic uncertainty.

In early October of 2009, we completed the acquisition of two timberland properties on behalf of our second timber fund. These acquisitions totaled $34 million for a total of nearly 12,000 acres of timberland. Our co-investment in these acquisitions was $6.9 million.

The financial schedules attached to this earnings release provide detail on individual segment results and operating statistics.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 152,000 acres of timberland and development property in Washington and Oregon. We also manage, co-invest in, and consolidate two timberland investment funds that we manage for a fee. In addition, we offer our forestry consulting and timberland investment management services to third-party owners and managers of timberland in Washington, Oregon, and California. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

This press release contains a number of projections and statements about our expected financial condition, operating results, business plans and objectives. These statements reflect management's estimates based on current goals and its expectations about future developments. Because these statements describe our goals, objectives, and anticipated performance, they are inherently uncertain, and some or all of these statements may not come to pass. Accordingly, they should not be interpreted as promises of future management actions or financial performance. Our future actions and actual performance will vary from current expectations and under various circumstances the results of these variations may be material and adverse. Some of the factors that may cause actual operating results and financial condition to fall short of expectations include conditions in the housing construction and wood-products markets that affect demand for our products; factors that affect our ability to anticipate and respond adequately to fluctuations in the market prices for our products; environmental and land use regulations that limit our ability to harvest timber and develop property, including changes in those regulations; labor, equipment and transportation costs that affect our net income; the impacts of natural disasters on our timberlands and on surrounding areas; and our ability to discover and to accurately estimate liabilities associated with our properties. Other factors are set forth in that part of our Annual Report on Form 10-K entitled "Risk Factors." Other issues that may have an adverse and material impact on our business, operating results, and financial condition include those risks and uncertainties discussed in our other filings with the Securities and Exchange Commission. Forward-looking statements in this release are made only as of the date shown above, and we cannot undertake to update these statements.

Pope Resources, A Delaware Limited Partnership
Unaudited

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(all amounts in $000's, except per unit amounts)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Revenues	$6,615	$7,436	$15,260	$25,028
Costs and expenses:
Cost of sales	(1,946)	(4,167)	(6,026)	(13,135)
Operating expenses	(2,551)	(3,558)	(7,881)	(9,862)
Operating income (loss)	2,118	(289)	1,353	2,031
Interest income	35	237	167	850
Interest expense	(1,692)	(613)	(2,902)	(1,853)
Capitalized interest	235	321	853	940
Gain on SLARS redemption	-	-	3	-
SLARS impairment	(15)	(293)	(75)	(293)
Income (loss) before income taxes	681	(637)	(601)	1,675
Income tax expense	(1)	51	(6)	(6)
Net income (loss)	680	(586)	(607)	1,669
Net income (loss) attributable to noncontrolling interests	240	563	711	932
Net income (loss) attributable to Pope Resources' unitholders	$920	$(23)	$104	$2,601

Average units outstanding - Basic	4,515	4,585	4,545	4,596
Average units outstanding - Diluted	4,566	4,585	4,585	4,691

Basic net income (loss) per unit	$0.20	$(0.01)	$0.02	$0.55
Diluted net income (loss) per unit	$0.20	$(0.01)	$0.02	$0.54

CONDENSED CONSOLIDATED BALANCE SHEETS
(all amounts in $000's)

	30-Sep-09	31-Dec-08
Assets:
Pope Resources cash and cash equivalents	$3,879	$15,931
ORM Timber Funds cash and cash equivalents	33,813	2,047
Cash and cash equivalents	37,692	17,978
Auction rate securities, current	890	-
Other current assets	1,819	1,868
Total current assets	40,401	19,846
Roads and timber, net	91,500	92,753
Properties and equipment, net	49,329	47,946
Auction rate securities, non-current	2,741	3,619
Other assets	3,665	1,247
Total	$187,636	$165,411
Liabilities and equity:
Current liabilities	$2,654	$3,581
Long-term debt, excluding current portion	28,666	28,169
Other long-term liabilities	1,315	1,490
Total liabilities	32,635	33,240
Partners' capital	83,788	87,817
Accumulated other comprehensive income	109	-
Noncontrolling interests	71,104	44,354
Total	$187,636	$165,411

RECONCILIATION BETWEEN NET INCOME (LOSS) AND CASH FLOWS FROM OPERATIONS
(all amounts in $000's)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Net income (loss)	$680	$(586)	$(607)	$1,669
Added back:
Depletion	416	1,673	1,449	3,411
Timber depletion on HBU sale	-	-	-	126
SLARS activity	15	293	72	293
Depreciation and amortization	210	194	615	579
Unit compensation	164	216	467	422
Deferred taxes	(31)	(17)	(140)	(17)
Development expenditures*	(365)	(677)	(1,225)	(2,225)
Cost of land sold	3	43	119	2,560
Change in operating accounts	(257)	487	(990)	(1,101)
Cash provided by (used in) operations	$835	$1,626	$(240)	$5,717

*Prior year numbers have been revised due to a change in the classification of real estate development expenditures from investing to operating activities.

	SEGMENT INFORMATION
	(all amounts in $000's)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Revenues:
Pope Resources Fee Timber	$2,859	$4,297	$10,133	$17,090
ORM Timber Funds	3	1,944	4	4,799
Total Fee Timber	2,862	6,241	10,137	21,889
Timberland Management & Consulting (TM&C)	39	255	550	733
Real Estate	3,714	940	4,573	2,406
Total	6,615	7,436	15,260	25,028
Operating income (loss):
Fee Timber	352	917	2,030	6,158
TM&C	(158)	(123)	(203)	(444)
Real Estate	2,714	(61)	2,061	(767)
General & administrative	(790)	(1,022)	(2,535)	(2,916)
Total	$2,118	$(289)	$1,353	$2,031

	SELECTED STATISTICS

	Three months ended		Nine months ended
	2009	2008	2009	2008
Log sale volumes (thousand board feet):
Sawlogs
Douglas-fir	2,527	7,279	15,010	23,405
Whitewood	282	1,293	554	3,035
Cedar	434	281	678	741
Hardwood	310	274	700	926
Pulp
All species	2,843	2,578	5,319	7,568
Total	6,396	11,705	22,261	35,675

Average price realizations (per thousand board feet):
Sawlogs
Douglas-fir	393	520	434	538
Whitewood	279	387	286	413
Cedar	832	1,277	839	1,246
Hardwood	439	593	442	641
Pulp
All species	321	357	283	361
Overall	388	489	407	507

Owned timber acres	114,000	114,000	114,000	114,000
Acres under management	24,000	291,000	24,000	291,000
Capital expenditures ($000's)	487	1,143	2,191	3,429
Depletion ($000's)	416	1,673	1,449	3,537
Depreciation and amortization ($000's)	210	194	615	579
Debt to total capitalization (excludes noncontrolling interest)	26%	25%	26%	25%

QUARTER TO QUARTER COMPARISONS
(Amounts in $000's except per unit data)

	Q3 2009 vs. Q3 2008	Q3 2009 vs. Q2 2009
	Total	Total

Net income (loss) attributable to Pope Resources' unitholders:
3rd Quarter 2009	$920	$920
2nd Quarter 2009		(693)
3rd Quarter 2008	(23)
Variance	$943	$1,613

Detail of earnings variance:
Fee Timber
Log price realizations (A)	$(645)	$320
Log volumes (B)	(2,596)	(245)
Depletion	1,257	48
Production costs	1,081	(77)
Other Fee Timber	326	(6)
Timberland Management & Consulting
Management fee changes	(187)	(283)
Other Timberland Mgmnt & Consulting	164	66
Real Estate
Land and conservation easement sales	2,605	2,979
Timber depletion on HBU sale	20	-
Other Real Estate	150	(71)
General & administrative costs	232	111
Net interest expense	(1,367)	(1,205)
Other (taxes, noncontrolling int., impairment)	(97)	(24)
Total change in earnings	$943	$1,613

(A) Price variance calculated by extending the change in average realized price by current period volume.
(B) Volume variance calculated by extending change in sales volume by the average log sales price for the comparison period.

CONTACT:
Pope Resources
Tom Ringo
VP & CFO
360-697-6626
Fax: 360-697-1156